EXHIBIT 21.1

Subsidiaries of IRIDEX Corporation

(as of January 3, 2026)

NAME OF SUBSIDIARY COUNTRY OF FORMATION

IRIDEX Europe GmbH Germany

Iridex Philippines BPO, Inc. The Republic of the Philippines